Translation from Hebrew

EXHIBIT 99.5

THE COMPANIES LAW, 5759-1999

ARTICLES

OF

NILIMEDIX LTD.

PRELIMINARY

1.	The following articles shall, subject to repeal, addition and alteration as provided by the Companies Law (as defined in Article 1.1 below) or these Articles (as defined in Article 1.1 below), be the Articles of the Company (as defined in Article 1.1 below).

1.1.	In these Articles, if not inconsistent with the context, the words standing in the first column of the following table shall bear the meaning set opposite them.

Affiliate (of a shareholder)	a person or entity that Controls or is Controlled by or is under common Control with the respective shareholder.

Articles	these Articles of the Company, as be amended from time to time according to the provisions of the Companies Law and the provisions herein.

Auditors	the Company’s auditors appointed according to the provisions of the Company’s Law and the provisions herein.

Board	the Board of Directors lawfully appointed in accordance with Articles 68 and 69.

CEO	the chief executive officer of the Company.

Chairman	the Chairman of the Board.

The Companies Law	the Companies Law 5759-1999, and any regulations promulgated pursuant thereto, as shall be in effect from time to time.

Convertible Securities	Options to purchase and/or rights to subscribe for Ordinary Shares, and/or securities by their terms convertible into and/or exchangeable for Ordinary Shares, and/or options to purchase and/or rights to subscribe for such convertible and/or exchangeable securities.

Deemed Liquidation	(i) Any merger, reorganization or consolidation of the Company with or into another entity, or the acquisition of the Company be means of any transaction or series of related transactions, following which the existing shareholders of the Company as of immediately prior to such transaction or series of related transactions hold, by virtue of securities issued as consideration for the Company’s acquisition, less than 50% of the voting power of the surviving or acquiring entity or less than 50% of the issued and outstanding share capital of the surviving or acquiring entity; (ii) a sale of all or substantially all of the shares and/or the assets of the Company (including, for this purpose, the grant of an exclusive license to all or substantially all of the intellectual property rights of the Company), in a single transaction or a series of related transactions; (iii) any other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of persons or entities (related contractually or otherwise), other than existing shareholders; (iv) any distribution of a dividend or a series of dividends which has the effect or economic impact as the above said; or (v) an IPO.

Director	a member of the Board appointed in accordance with the provisions of these Articles and holding office from time to time.

Exit Event	Shall mean an IPO, Liquidation and Deemed Liquidation.

IPO	the closing of a sale of the Company’s Ordinary Shares to the public in a bona fide, underwritten, public offering pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law or similar securities laws of another jurisdiction and the listing of such Ordinary Shares for trading on a recognized international stock exchange, or the listing thereof on NASDAQ or another recognized, automated quotation system.

Liquidation	(a) any dissolution, winding-up or liquidation of the Company, and (b) any foreclosure by creditors of the Company on substantially all assets of, or equity interests in the Company, all whether voluntarily or involuntarily;

Major Shareholder	shall mean any shareholder of the Company, other than the holders of shares issued upon the exercise of options granted pursuant to a share option/purchase plan for the Company’s employees, officers, directors, consultants and other service providers.

Officer	as such term (“Nosse Misra”) is defined in the Companies Law.

Permitted Transferee

(A) With respect to a shareholder which is an entity or corporation: (i) Subsidiary or control holder thereof; (ii) in the case of a transferor which is a partnership – its partners or the partners of such partners, or any affiliate of any of the above managed by the same management company or managing partner or by an entity which controls, is controlled by, or is under common control with such management company or managing partner, or any shareholder, partner or member of such affiliate; (iii) any member in the same limited liability company or in an entity managed by the same management company as the shareholder; (iv) in a transfer resulting from the liquidation or merger of an entity, to the successors in interest to such liquidating or merging entity; and (v) an entity succeeding to all or substantially all of the assets of the transferor.

(B) With respect to a shareholder who is an individual: (i) a first degree family member of such shareholder; or (ii) an entity wholly owned by such shareholder,

provided that such entity remain wholly owned by such shareholder, such shareholder has provided the Company with a binding undertaking not to transfer its ownership, shares or rights in such entity to any third person, and further provided that such entity may only transfer the shares of the Company transferred to it back to the original holder of such shares.

Recapitalization Event	any share split, share subdivision or combination, distribution of a share dividend, recapitalization or similar event relating to the Company’s share capital.

1.2	The titles and headings appearing in these Articles are for ease of reference only and shall not be deemed to be part thereof.

1.3	Subject to the provisions of this Article, in these Articles, unless the context otherwise requires, expressions defined in the Companies Law, or any modification thereof in force on the date on which these Articles become binding upon the Company, shall have the meanings so defined. Words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female gender, and words importing persons shall include bodies corporate.

Limitation of Liability

2.	The liability of shareholders for the Company’s obligations is limited to the payment of the nominal value of the Company’s shares, all subject to Section 304 of the Companies Law.

Purposes of the Company

3.	Subject to any limitations contained herein, the Company shall engage in any legal occupation and/or business.

Office

4.	The Office of the Company shall be at such place as the Board shall determine from time to time.

Private Company

5.	The Company is a private company and accordingly:

5.1	The number of shareholders of the Company (exclusive of persons who are in the employment of the Company and of former employees of the Company who became shareholders of the Company while so employed) shall not exceed fifty (50), provided that where two (2) or more persons hold one (1) or more share(s) in the Company jointly, they shall, for the purposes of these Articles, be treated as a single shareholder;

5.2	Any offer to the public to subscribe for any shares, debentures, debenture stock or any other securities of the Company is hereby prohibited;

5.3	The right of transfer of shares shall be restricted as hereinafter provided.

Share Capital

6.	The share capital of the Company is NIS 35,000 (thirty five thousands New Israeli Shekels), divided into 3,500,000 (three million five hundred thousand) Ordinary Shares of NIS 0.01 nominal value each (“Ordinary Shares”).

Shares

7.	The holders of Ordinary Shares shall have the following rights:

7.1	to receive notices of General and Extraordinary General Meetings;

7.2	to attend the Company’s General and Extraordinary General Meetings and vote thereat, either in person or by a proxy;

7.3	to receive dividends in such cases where the Board has lawfully decided to distribute dividends in accordance with the provisions of these Articles as shall be amended from time to time.

7.4	to participate in the distribution of the Company’s assets remaining after liquidation or winding up, in accordance with the provisions of these Articles as shall be amended from time to time.

7.5	to examine and receive copies of any register, document, report, or account of the Company according to the rights conferred by the Companies Law.

8.	Deleted

9.	The Company may from time to time amend these Articles by Ordinary Resolution.

10.	Aggregation of Stock

All shares held by two or more shareholders shall be aggregated together for the purpose of determining the availability of any rights under these Articles for such shareholders, including rights which are conditioned on the relevant shareholder holding shares representing a minimum percentage, etc.

11.	Preemptive Rights

11.1	Until the consummation of an IPO, and except:

(a)	to the extent the right to receive such offer has or shall have been waived in writing by a shareholder who would otherwise be entitled thereto;

(b)	for the issuance of shares to employees, consultants or service providers pursuant to a share/stock option plan(s) approved by the Board, within an agreed upon option/share pool approved by the Board, and where the primary purpose is not to raise additional equity capital for the Company;

(c)	for securities issuable upon conversion of preferred shares

(d)	for securities offered to the public in an IPO;

(e)	for securities issued in connection with any pro rata Recapitalization Event that does not negatively affect or impair the rights of the Ordinary Shares;

(f)	for any securities issued upon exercise of any outstanding options or warrants;

- the following provisions shall govern the issuance of any securities of the Company (including rights to receive such securities, options to purchase or other securities convertible into shares of the Company’s share capital) (“Securities”); any new Securities to be issued by the Company (the “Offered Securities”) shall first be offered by the Company – on equivalent terms of issuance - to Major Shareholders, in proportion to their respective holdings of the total outstanding share capital of the Company, on an as-converted basis, and provided such Major Shareholders are not in default of payment due from them in respect of the shares held by them.

11.2	Such offer to the Major Shareholders is to be made by providing them with a written notice identifying the proposed purchaser(s) and describing the terms of the proposed issuance (the “Offer Notice”). At the request of any Major Shareholder, the Company shall also provide additional reasonably requested information as to the identity of the proposed purchaser or the terms of the proposed transaction. Any such Major Shareholder may accept such offer as to all or any part of the portion of the Offered Securities so offered to it so as to maintain the same percentage in the Company’s holdings as such Major Shareholder held immediately prior to the proposed issuance of said Offered Securities by giving the Company written notice of acceptance within twenty-one (21) days following the date on which such Offer Notice was given.

11.3	Following the consummation of the pre-emptive procedure detailed above, the Offered Securities shall be sold under the terms specified in the Offer Notice as follows: (i) Each Major Shareholder who elected to exercise its pre-emptive rights (fully or partially) will purchase its pro-rata portion of the Offered Securities (or, if so chosen by the applicable Major Shareholder, such part of its pro-rata portion indicated by him/her/it); and (ii) any remaining Offered Securities shall be under the control of the Board as aforesaid and may be subsequently issued without regard to this Article 11, except that said re-offered Offered Securities may not be issued in exchange for consideration less than or on terms more advantageous to the purchaser than those offered pursuant to Sub-Article 11.2. If any of the Offered Securities are not acquired by the expiration of a three (3) month period following the first written notice under this Article, then such shares may not be issued except by compliance with the provisions of this Article 11.

12.	Liquidation

In a Liquidation or Deemed Liquidation, all shareholders of the Company shall participate in the distribution of the assets and funds of the Company, on a pro-rata basis according to their respective holdings in the Company, calculated on an as-converted basis.

Transfer, Transmission and Sale of Shares in the Company

13.	Any transfer of shares in the Company shall be subject to the following provisions:

13.1	Until an IPO, a transfer of shares in the Company by a shareholder shall be subject to the approval of the Board, which shall not object to a transfer, which is carried out in compliance with the provisions of these Articles. Notwithstanding the aforesaid, until an IPO, the Board may in good faith refuse to approve the registration of any transfer of shares to a direct competitor of the Company or otherwise not in compliance with the provisions of theses Articles applying to transfer of shares in the Company.

Prior to the registration of a transfer of shares, the Board may require proof of compliance with the provisions of these Articles in respect of such transfer. If the Board makes use of its powers under this Article 13.1 and refuses to register a transfer of shares, it must provide written notice to the contemplated transferee of such refusal within fourteen (14) days from the date the deed of transfer was furnished to the Company.

13.2	Each transfer of shares shall be made in writing in the form appearing below, or in a similar form, or in any form as may be determined by the Board from time to time. Such form of transfer shall be delivered to the Office together with the transferred share certificates and any other reasonable proof the Board shall require.

Instrument of Transfer of Shares

I,                      of                      (the “Transferor”) do hereby transfer to                     , of                      (the “Transferee”)              share(s) having nominal value of NIS              each one in                                         , to hold unto the Transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the Transferee, do hereby agree to take said share(s) subject to the conditions aforesaid. As witness we have hereunto set our hands the              day of              20    .

Transferee	Transferor

Address & Profession	Address & Profession

Witness to Transferee’s Signature	Witness to Transferor’s Signature

Address of Witness	Address of Witness

13.3	The instrument of share transfer shall be executed by both the transferor and the contemplated transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Shareholders Register in respect thereof.

13.4	Notwithstanding Article 14, upon the death of a shareholder, the remaining holders (in the event that the deceased was a joint holder of a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that the deceased held jointly with any other holder.

13.5	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a shareholder in respect of such share upon the consent of the Board (which has the authority to refuse pursuant to Article 13.1 above) or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in Article 13.1 above and elsewhere in these Articles with respect to transfers.

13.6	A person becoming entitled to a share in consequence of the death of a shareholder shall not be entitled to receive notices with respect to General or Class Meetings, or to participate or vote therein with respect to that share, or aside from the aforesaid, to exercise any right of a shareholder, until such person has been entered in the Shareholders Register as the registered holder of such shares.

13.7	Additionally, no transfer of shares shall be permitted unless the transferee undertakes in writing and in advance to be bound by such terms of any contractual obligations of the transferor with respect to the shares transferred under agreements to which the Company is also a party, and the Company shall not register nor otherwise give any force or effect to any transfer made not in compliance with this Article 13.7.

14.	Right of First Refusal

14.1	Prior to an IPO and subject to the provisions of Article 13 above and 16 below, any sale, transfer, grant or disposition of shares in the Company by a shareholder to a person or entity which is not a Permitted Transferee of the transferor (a “Transfer” ) shall be subject to the right of first refusal of the Major Shareholders as set forth in this Article 14 below.

(a)

If, at any time, a shareholder (the “Transferring Holder”) proposes to Transfer any or all of the shares held by it (including options, warrants or other rights to acquire shares) to one or more third parties or other shareholders which are not Permitted Transferees of such Transferring Holder, then the Transferring Holder shall submit to the Company a written notice (the “Offer”) of the proposed Transfer of such shares (the “Offered Shares”), setting forth in reasonable detail the terms and conditions of the Offer, including: (i) a description of the Offered Shares, (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, all such terms being identical to those proposed by such third party or other shareholder (the terms of the Offer are referred to herein as the “Proposed Terms”). The Company shall promptly thereafter send each of the Major Shareholders (collectively, the

“Offerees”) a copy of the Proposed Terms (hereinafter the “Sale Notice”). It shall be the sole responsibility of the Transferring Holder to provide the Company with the required contents of the Sale Notice and any additional information as may reasonably be requested by the Company.

(b)	Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Company written notice to that effect (the “Response Notice”), with a copy to the Transferring Holder, within twenty-one (21) days after being served with the Offer. Any Offeree who has not delivered a Response Notice as aforesaid by the lapse of said 21-day period shall be deemed to have declined to purchase any of the Offered Shares.

(c)	If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall acquire the Offered Shares, on the terms specified in the Offer, pro-rata in proportion to their respective holdings, on an as-converted basis (taking into account only the holdings of the Major Shareholders); provided that no Offeree shall be required to acquire under the provisions of this Article 14 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him/her/it of the full number of shares so accepted, he/she/it shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees (other than those to be disregarded as aforesaid), pro-rata in accordance with their respective shareholdings on an as-converted basis, until one hundred per cent (100%) of the Offered Shares have been allocated as aforesaid.

(d)	If the acceptances, in the aggregate, are in respect of less than the number of Offered Shares, then the accepting Offerees shall not be entitled to acquire the Offered Shares, and the Transferring Holder, at the earlier of: expiration of the aforementioned twenty-one (21) day period, or upon receipt of waivers by all Offerees or receipt of notices from all Offerees accepting in the aggregate less than the number of the Offered Shares; shall be entitled to transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer; provided, however, that in no event shall the Offeror: (i) transfer any of the Offered Shares to any transferee other than such proposed transferee(s), or (ii) transfer the same on terms more favorable to the buyer(s) than those stated in the Offer. If the Offered Shares are not so transferred within ninety (90) days after the expiration of such twenty-one (21) day period, the transfer thereof shall again be subject to the provisions of this Article 15. If notices of Offerees who expressed their wish to purchase Offered Shares have been received, by the end of said 21-day period, in respect of all of the Offered Shares, then at such time the Offered Shares shall be transferred by the Transferring Holder to such Offerees pursuant to the Proposed Terms.

(e)	The Transferring Holder and Offerees exercising their right of first refusal shall each have all the remedies for breach of contract against each other available under any applicable laws in connection with the transaction set forth in this Article 14.

14.2	Any attempted transfer of shares or rights in breach of the provisions of Articles 13, 14, 16 and 17 of these Articles shall be null and void.

14.3	Exceptions to Rights of First Refusal

(a)	Notwithstanding the aforesaid in sub-Article 14.1 above, and subject to the provisions of Article 16 below, each shareholder shall have the right to transfer its shares and any Ordinary Shares received upon conversion or reclassification thereof to its Permitted Transferee(s), without regard to the rights of first refusal set forth in these Articles.

(b)	In addition to and without derogating from the above, a transfer of shares held by any trustee pursuant to the Company’s employee stock option plan(s) for the benefit of employees, consultants or service providers of the Company, or underlying outstanding and valid options granted in the framework of such plan to any such person, shall not be subject to the rights of first refusal set forth in these Articles.

14.4	The provisions of this Article 14 shall also apply to transfers of shares by way of gift, receivership or bankruptcy.

15.	Deleted.

16.	Right of Co-Sale

Notwithstanding any provision to the contrary herein, until an Exit Event, to the extent that the rights of first refusal with respect to the Offered Shares are not exercised under Article 14 above, and as a result the Transferring holder intends to effect, in one or more related transactions, a Transfer of the Offered Shares, the Major Shareholders shall be entitled to participate in such Transfer on a pro-rata basis, according to the following provisions:

(a)	Exercise of Right. If the Offered Shares intended to be sold by the Transferring holder are not acquired pursuant to the rights of first refusal set forth in these Articles, the Major Shareholders (hereinafter the “Offerees”), shall have the right, exercisable by written notice to the Transferring holder within the same period provided for the exercise of the right of first refusal under Article 14 above (i.e., within twenty-one (21) days of receipt of the Offer), to require the Transferring holder to provide as part of his proposed sale that such Offeree shall be given the right to participate in the sale in a pro rata proportion (the Offeree Pro-Rata Share”) equal to the product obtained by multiplying (i) the aggregate number of shares covered by the sale, by (ii) a fraction, the numerator of which is the number of shares of stock owned by such Offeree at the time of the sale or transfer and the denominator of which is the total number of shares owned by the Transferring holder and the Major Shareholders at the time of sale or transfer, on the same terms and conditions as the Transferring holder. If any Offeree exercises its rights hereunder, the Transferring holder must cause the purchaser of the Offered Shares (the “Buyer”) to purchase, as part of the sale agreement, the Offeree Pro Rata Share (or any part thereof chosen by such Offeree to be sold, if it gave notice with respect to less than its Pro-Rata Share), and the Transferring holder shall not proceed with such sale unless such Offeree is given the right to so participate in the sale.

If an Offeree does not respond to the Offer within the aforesaid time period stating its wish to participate in the sale, it shall be deemed to have declined to participate in such transfer.

(b)

The Transferring holder shall be entitled to sell or transfer all, or the appropriate pro rata portion (together with the participating Participants’ shares), as applicable, of the Offered Shares, to the Buyer at any time within ninety (90) days after the lapse of the

21-day period mentioned above. Any such transfer shall be at not less favorable terms and conditions to the Buyer than those specified in the Offer. Any of the Transferring holder’s shares in the Company not so sold within such 90-day period shall continue to be subject to the requirements of this Article 16.

(c)	Notwithstanding the aforesaid, if any Transfer proposed to be made by one or more of the Transferring holders, in one or more related transactions, shall result in a change in Control of the Company, then the Transferring holders shall, prior to effecting such Transfer, notify the Offerees of same, and the Offerees shall be entitled to participate in such transaction(s) and effect a Transfer of all of their securities in the Company (on an as-converted basis) in accordance with the provisions of this Article 16.

(d)	For the removal of doubt, a Transfer by a Transferring holder to his Permitted Transferee in accordance with the provisions of these Articles shall not trigger the application of this Article 16.

(f)	If a Transferring Holder purports to effect a Transfer of any securities in contravention of the provisions of these Articles (a “Defaulting Holder” and a “Prohibited Transfer”, respectively), then: (i) the Company shall not register in its Shareholders Register nor otherwise give any force or effect to such Prohibited Transfer, and (ii) in addition to the Company’s obligation in (i) herein, the Offerees may proceed to protect and enforce their rights herein by suit in equity or by action at law against the Defaulting Holder, whether for the specific performance of any provision contained herein or for an injunction against the breach of any such provision, or to enforce any other legal or equitable right of the Offerees.

17.	Deleted.

Share Certificates

18.	Each share certificate evidencing title to shares shall carry the signature of at least one (1) Director or any other person(s) authorized thereto by the Board, together with the rubber stamp or printed name of the Company.

Notice of General Meetings

19.	Subject to the Companies Law and unless otherwise resolved by the Board or undertaken by the Company, the Company shall not be required to send copies of its financial reports to the shareholders prior to the Annual General Meeting.

Proceedings at General Meetings

20.	Quorum. No business shall be transacted at any General Meeting unless a quorum is present when the meeting proceeds to business. A quorum for a General Meeting shall be formed when there are present in person or by proxy at least two (2) shareholders who hold or represent together at least 50% of the voting rights of the issued and outstanding share capital of the Company, or, in the case of a Class Meeting, at least 50% of the voting rights of the issued and outstanding shares of such class.

21.

If within half an hour from the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned to the same day, in the next week at the same place and time, or any other day, hour or place as the Board shall notify the shareholders. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, any two (2) shareholders present personally or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. However, if the meeting was convened upon a requisition made in accordance with Sections 63 and 64 of the Companies Law, then the adjourned meeting shall only be held if the number of shareholders participating in such meeting constitute the minimum number of shareholders as required in accordance with the provisions of Sections 63 and 64 of the Companies Law. No business shall be transacted at any adjourned meeting, other than business that lawfully may have been transacted at a meeting as originally called.

22.	Chairman. Subject to the Companies Law, the Chairman shall preside as chairman at all General Meetings. If there is no Chairman, or he/she is not present within fifteen (15) minutes from the time appointed for the meeting, or if he/she shall refuse to preside at the meeting, the shareholders present shall elect one of the Directors to act as chairman; and if only one (1) Director is present, such Director shall act as chairman. If no Directors are present, or if they all refuse to preside at the meeting, the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman of the meeting shall have no special rights or privileges and shall not carry a casting vote.

23.	Power to Adjourn. The chairman of the meeting may, with the consent of any General Meeting at which a quorum is present, and shall if so directed by the General Meeting, adjourn the General Meeting from time to time and from place to place, as the shareholders shall decide. If the General Meeting shall be adjourned for ten (10) days or more, a notice shall be given of the adjourned meeting in the same manner as that of the original General Meeting. Except as aforesaid, no shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

Instrument of Appointment of Proxy

24.	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form acceptable to the Board that the circumstances shall permit:

Form of Proxy

I,                     , of                     , a holder of Ordinary Shares and/or Series          Preferred Shares of Nili Med Ltd. and entitled to          votes, hereby appoint                     , of                     , or in his/her place                     , of                     , to vote in my name and in my place at the General Meeting (Annual General Meeting, Extraordinary General Meeting, as the case may be) and/or Class Meeting of the Company to be held on the      day of              20     and at any adjournment thereof.

In Witness Whereof, I have hereby affixed my signature the      day of              20    .

Appointer’s Signature

I hereby confirm that the foregoing instrument was signed by the appointor

(Name, profession and address)

Shareholders Resolutions In Writing

25.	A resolution in writing signed by all shareholders of the Company then entitled to attend and vote at a General or Class Meeting or to which all such shareholders have given their written consent (by letter, facsimile or electronic mail) shall be deemed to have been unanimously adopted by a General or Class Meeting duly convened and held, as applicable. This Article shall not be construed as requiring that persons signing a resolution under this Article sign the same document containing the resolution; provided, however, where two or more counterpart documents are used for the purpose of obtaining signatures under this Article with respect to any resolution, each such counterpart document shall be certified in advance by the Chairman to contain the correct version of the proposed resolution.

The Board of Directors

26.	The number of Directors shall consist of up to 7 (seven) directors to be appointed and/or nominated as follows:

The holders of 14% of the Company’s issued share capital, either individually or collectively, shall be entitled to appoint 1 (one) director to the Board.

27.	(a)	The Directors shall be appointed or elected as set forth in Article 26 above and shall be removed and vacancies filled by the vote of those entitled to appoint or elect, as specified in Article 26 above. The appointment, removal or replacement of a Director under Article 26 shall be made by the provision by the persons and/or entities entitled under these Articles to so appoint, remove, or replace such Director, of a written notice to such effect to the Company. Notice of appointment or removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Office, whichever is later. Delivery of such notice of appointment or removal via facsimile shall suffice. If a seat of the Board is vacated, and no one is entitled to replace such vacated seat, then such vacated seat shall be filled by a vote of a majority of the remaining Directors.

28.	Remuneration of Directors. Subject to the provisions of these Articles, a Director shall not receive a salary from the funds of the Company for his/her service as a Director, unless the General Meeting has so decided, and then in such amounts and under such terms as the General Meeting shall approve.

Proceedings of the Board of Directors

29.	The quorum necessary for the transaction of the business by the Board shall be the majority of the Directors (present in person or represented by an Alternate Director). If within one half (1/2) hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day, in the next week at the same place and time, or any other day, hour or place as the Chairman may determine, provided that not less than three (3) business days’ written notice shall have been provided to each of the Directors. At the adjourned meeting, a quorum shall be constituted if the majority of the Directors are present in person or represented by an Alternate Director. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.

30.	The Board shall convene at least once every 120 days.

31.	Subject to any contrary resolution of the Board, a Director may at any time call a Board meeting, and the Chairman of the Board of Directors shall be required on the request of such Director to convene a Board meeting.

32.	(a)	Any notice of a Board meeting shall be given to all Directors and observers in writing and may be sent by electronic mail or facsimile, provided that the notice is given ten (10) days before the time appointed for the meeting, unless all Directors, having received a shorter notice, agree to such shorter notice or waive prior notice altogether. Such notice shall include items and subjects on the agenda in reasonable detail. Except with respect to an adjournment specified in Article 29 above and without derogating from Article 29 above, notice for adjourned meetings shall be three (3) days and written, unless all the members of the Board at that time agree to a shorter notice or waive notice altogether.

(b)	Unless otherwise provided by these Articles, all acts and determinations of the Board shall be determined by a simple majority of those attending.

(c)	Directors may participate in a Board or committee meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

33.	(a)	A resolution in writing signed by all the Directors or members of a committee or to which all such members have given their written consent (by letter, facsimile or electronic mail) shall be deemed to have been unanimously adopted by a meeting of the Board or any committee thereof, duly convened and held.

(b)	In place of a Director, any resolution may be signed and delivered by his/her Alternate Director.

(c)	This Article shall not be construed as requiring that persons signing a resolution under this Article 33 sign the same document containing the resolution; provided, however, where two or more counterpart documents are used for the purpose of obtaining signatures under this Article 33 with respect to any resolution, each such counterpart document shall be certified in advance by the Chairman to contain the correct version of the proposed resolution.

Stamp and Signatory Rights

34.	The Company shall have at least one (1) rubber stamp. The Board shall ensure that such stamp is kept in a safe place.

35.	The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company shall be valid as if the rubber stamp of the Company was affixed.

Dividends and Reserve Fund

36.	Dividends distributed to the holders of the Ordinary Shares, if any, shall be distributed on a pro-rata basis.

37.	Without derogating from the provisions of Article 13 above, and upon the recommendation of the Board, the General Meeting may declare a dividend to be paid to the shareholders entitled to dividends pursuant to these Articles according to their rights and benefits in the profits and to determine the time of such payment. A dividend in excess of that proposed by the Board shall not be declared. However, the General Meeting may declare a smaller dividend or that no dividend shall be paid.

Books of Account, Accounts and Audit

38.	The Board shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders; and no shareholder, unless such shareholder is also a Director, shall have any right of inspecting any account book or document of the Company, except as conferred by law or authorized by the Board or by the Company in a General Meeting. The aforesaid shall in no way derogate from the information and inspection rights granted by the Company under any agreement of the Company with any shareholder or prospective shareholder of the Company and any such agreement shall constitute authorization of the Board and the General Meeting of such information and/or inspection rights granted thereunder.

Notices

39.	A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by first class mail, facsimile or electronic mail, addressed to such shareholder at its address, wherever situated, as appearing in the Shareholders Register.

40.	All notices directed to be given to the shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

41.	Subject to the Companies Law and these Articles, at least fourteen (14) days prior notice of convening a General Meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the Shareholders Register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices that such shareholder is entitled to receive according to these Articles at such address.

42.	Any notice or other document if: (a) served or sent by post shall be deemed to have been served or delivered ten (10) days after the time when the letter was deposited in the Israeli mail, postage prepaid for first class mail or airmail, as applicable, and addressed to each holder of record at its address appearing in the Shareholders Register; or (b) sent via facsimile or electronic mail - shall be deemed to have been served or delivered on the first business day following the date that the electronic mail or facsimile was sent and addressed to each holder of record at its address appearing in the Shareholders Register, provided that if, in the case of notice via electronic mail, no written or electronic mail confirmation is delivered by the recipient of such notice to the sender thereof within 24 hours following the delivery of such notice, such notice shall be resent via facsimile and shall be deemed to have been served or delivered on the first business day following the date that such notice was resent via facsimile. Without derogating from the special requirements regarding confirmation of receipt of facsimile notices detailed above, in proving such service it shall be sufficient to prove that the letter, facsimile or electronic mail containing the notice was properly addressed and delivered at the post office or sent by facsimile or electronic mail.

43.	(a)	In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(b)	In addition to furnishing a notice pursuant to the above Article, and without derogating from such obligation, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

Exemption, Insurance and Indemnity

44.	Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable law, the Company may indemnify any Officer to the fullest extent permitted by the Companies Law. The Company may indemnify its Officer with respect to liabilities or expenses, as listed below, provided, however, that, (a) the Board resolves in advance those categories of events, which in the opinion of the Board can be foreseen at the time the undertaking to indemnify is given; and (b) the Board sets a reasonable limit to the amounts for such indemnification under the circumstances; or (c) the Board resolves to retroactively indemnify the Company’s Officer(s) for:

(1)	a monetary liability imposed on an Officer pursuant to a judgment in favor of another person, including a judgment imposed on such Officer in a compromise or in an arbitration decision approved by a competent court; and

(2)	reasonable legal expenses, including attorney’s fees, which the Officer has incurred or with which he/she has been charged by a court, in a proceeding brought against him/her, by the Company or by another in its name, or in a criminal prosecution in which he/she was found innocent, or in a criminal prosecution in which he/she was convicted of an offense that does not require proof of criminal intent.

45.	Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any other applicable law, the Company may enter into an agreement to insure an Officer for any liability that may be imposed upon such Officer in connection with an act performed by him/her by virtue of his/her office, with respect to each of the following:

(1)	a breach of the duty of care of the Officer towards the Company or towards another person;

(2)	a breach of the fiduciary duty to the Company, provided that the Officer acted in good faith and with reasonable grounds to assume that the action in question would not cause harm to the Company;

(3)	a monetary obligation imposed upon the Officer for the benefit of another person.

46.	The Company may procure insurance for or indemnify any person who is not an Officer, including any employee, agent, consultant or contractor; provided, however, that any such insurance and/or indemnification is executed and procured in accordance with the provisions of these Articles and the Companies Law.

47.	Subject to the provisions of the Companies Law, the Board may resolve in advance to exempt an Officer from all or part of his/her responsibility and/or liability for damages that may be caused to the Company due to a breach of such Officer’s duty of care towards the Company.